SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported):  December 21, 1999


                          McMoRan Exploration Co.
           (Exact name of registrant as specified in its charter)



        Delaware                001-07791              72-1424200
    (State or other         (Commission File         (IRS Employer
    jurisdiction of              Number)             Identification
    incorporation or                                    Number)
     organization)



                            1615 Poydras Street
                        New Orleans, Louisiana 70112
                  (Address of principal executive offices)

                               (504) 582-4000
            (Registrant's telephone number, including area code)




Item 5. Other Events
        --------------
The following news release was made by McMoRan Exploration Co. on December 21, 1999.

NEW ORLEANS, December 21, 1999 -- McMoRan Exploration Co. (NYSE: MMR) and Texaco announced today the signing of an agreement that will grant McMoRan the right to explore all or parts of 90 of Texaco's Gulf of Mexico tracts in the Outer Continental Shelf (OCS), including seven leases in state waters of Louisiana. The tracts encompass a total of 391,349 gross acres and are located in water depths ranging from 10 to 2,600 feet. In addition to approximately 400 unexplored deepwater blocks in the OCS, Texaco retains its ongoing shelf producing operations as well as certain development zones not included in the agreement.

Commenting on the agreement, Robert S. Lane, Vice President of Texaco's Gulf of Mexico Producing Operations said, "The Gulf of Mexico is an important area within Texaco's worldwide exploration and production plan, and this agreement allows us to focus on our deepwater Gulf projects while maintaining an active presence on the shelf. We are pleased to partner with McMoRan, a company with a successful track record of discovery and development that spans more than three decades in this region. Both companies enter into this venture with a vision of increased activity in the Gulf that will benefit not only Texaco and McMoRan, but also suppliers and vendors."

Under the terms of the agreement, McMoRan will commit in excess of $100 million for exploration drilling over the next four years. McMoRan has incentives to meet the agreed upon level of activity in each of the specified time periods throughout the four year span. McMoRan will be the operator and may earn various interests in the exploration tracts. Texaco will retain rights to participate in the opportunities McMoRan elects to drill.

McMoRan Co-Chairman, James R. Moffett, said, "This partnership will be the foundation of an aggressive exploration program combining Texaco's leasehold inventory and McMoRan's exploration expertise. Texaco and McMoRan will benefit from sharing expertise in one of the largest active exploration positions in the OCS, targeting potential reserve additions of significance to our respective companies."




                                      SIGNATURE

       Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         McMoRan Exploration Co.

                                        By: /s/ C. Donald Whitmire
                                            -----------------------
                                               C. Donald Whitmire
                                            Vice  President & Controller -
                                                Financial Reporting
                                              (Authorized signatory)


          Date: December 21, 1999